As filed with the Securities and Exchange Commission on December 8, 2025

Registration No. 333-279526

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

CUSHMAN & WAKEFIELD Ltd.

(Exact name of registrant as specified in its charter)

Bermuda	98-1896559
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

Canon’s Court, 22 Victoria Street

Hamilton HM 12, Bermuda

+1 441 298 3300

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Noelle J. Perkins

Executive Vice President, Chief Legal Officer & Secretary

Cushman & Wakefield

225 West Wacker Drive

Chicago, Illinois 60606

(312) 470-1800

(Name, address including zip code, and telephone number, including area code, of agent for service)

Copies to:

Helena K. Grannis

Cleary Gottlieb Steen & Hamilton LLP

One Liberty Plaza

New York, NY 10006

(212) 225-2000

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☒

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

This Post-Effective Amendment No. 1 (this “Amendment”), relates to the Registration Statement on Form S-3 (the “Registration Statement”), File No. 333-279526, of Cushman & Wakefield plc, a public limited company incorporated in England and Wales (“Old Cushman & Wakefield”), which was filed with the U.S. Securities and Exchange Commission (the “Commission”) on May 20, 2024 and became effective on May 20, 2024.

This Amendment is being filed pursuant to Rule 414 of the Securities Act of 1933, as amended (the “Securities Act”), by Cushman & Wakefield Ltd., a Bermuda exempted company (“New Cushman & Wakefield” or the “Registrant”), as the successor issuer to Old Cushman & Wakefield. Such succession occurred following the effectiveness, on November 27, 2025 (the “Effective Time”), of a United Kingdom court-approved scheme of arrangement (the “Scheme”). Pursuant to the Scheme, each Cushman & Wakefield ordinary share, nominal value $0.10 per share of Old Cushman & Wakefield (the “Old Cushman & Wakefield Ordinary Shares”) was exchanged for one share of the equivalent common shares, par value $0.10 per share, of New Cushman & Wakefield (the “New Cushman & Wakefield Shares”), which resulted in New Cushman & Wakefield becoming the holding company of Old Cushman & Wakefield, its subsidiaries, affiliates and joint ventures.

Except as modified by this Amendment, in accordance with Rule 414 under the Securities Act, the Registrant, as the successor registrant to Old Cushman & Wakefield, hereby expressly adopts the Registration Statement as its own for all purposes of the Securities Act and the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The information contained in this Amendment sets forth the additional information necessary to reflect any material changes made in connection with or resulting from the succession or necessary to keep the Registration Statement from being misleading in any material respect.

For the purposes of this Amendment and the Registration Statement, unless the context otherwise requires, the terms “our” and “us” refer to Old Cushman & Wakefield and its subsidiaries with respect to the period prior to the Effective Time and to the Registrant and its subsidiaries with respect to the period on and after the Effective Time.

The prospectus contained in the Registration Statement incorporates by reference all documents filed by the Old Cushman & Wakefield under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of the initial filing of the Registration Statement and all documents filed by the Registrant under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act. The prospectus contained in the Registration Statement, as well as all documents filed by us under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act before the Effective Time and incorporated by reference in the Registration Statement, will not reflect the change in our name or capital stock, among other things. With respect to such information, or any other information contained or incorporated by reference in the Registration Statement that is modified by information subsequently incorporated by reference in the Registration Statement, the statements or information previously contained or incorporated in the Registration Statement shall also be deemed modified or superseded in the same manner.

The rights of holders of New Cushman & Wakefield Shares are now governed by the Registrant’s memorandum of association and the Registrant’s bye-laws, initially filed as exhibits to the Registrant’s Current Report on Form 8-K 12B filed with the Commission on November 28, 2025, each of which is incorporated herein by reference. The Registration Statement and prospectus shall remain unchanged in all other respects. Accordingly, this Amendment consists only of this explanatory note and revised versions of the following parts of the Form S-3: the description of indemnification of directors, the exhibit index and the exhibits filed in connection with this Amendment. No additional securities are being registered under this Amendment.

PART II

Item 15. Indemnification of Directors and Officers.

The following is only a general summary of certain aspects of Bermuda law and the Registrant’s bye-laws (the “Bye-Laws”) that are related to the indemnification of directors and officers, and it does not purport to be complete. It is qualified in its entirety by reference to the detailed provisions of Section 98 of the Companies Act 1981 of Bermuda (the “Companies Act”) and the Bye-Laws.

The Companies Act provides generally that a Bermuda company may exempt or indemnify its directors, officers and auditors against any liability which by virtue of any rule of law would otherwise be imposed on them in respect of any negligence, default, breach of duty or breach of trust, except in cases where such liability arises from fraud or dishonesty of which such director, officer or auditor may be guilty in relation to the company. Section 98 further provides that a Bermuda company may indemnify its directors, officers and auditors against any liability incurred by them in defending any proceedings, whether civil or criminal, in which judgment is awarded in their favor or in which they are acquitted or granted relief by the Supreme Court of Bermuda pursuant to Section 281 of the Companies Act.

Provisions in the Bye-Laws provide that New Cushman & Wakefield shall indemnify its officers and directors in respect of their actions and omissions, except in respect of their fraud or dishonesty. The Bye-Laws provide that New Cushman & Wakefield shareholders waive any claim or right of action that they have, both individually and on New Cushman & Wakefield’s behalf, against any director or officer in relation to any action or failure to take action by such director or officer, except in respect of any fraud or dishonesty of such director or officer. Section 98A of the Companies Act permits New Cushman & Wakefield to purchase and maintain insurance for the benefit of any officer or director in respect of any loss or liability attaching to him or her in respect of any negligence, default, breach of duty or breach of trust, whether or not New Cushman & Wakefield may otherwise indemnify such officer or director.

The indemnification rights set forth above shall not be exclusive of any other right which an indemnified person may have or hereafter acquire under any statute, provision of the Bye-Laws, agreement, vote of shareholders or disinterested directors or otherwise.

New Cushman & Wakefield expects to maintain standard policies of insurance that provide coverage (1) to its directors and officers against losses arising from claims made by reason of breach of duty or other wrongful act and (2) to New Cushman & Wakefield with respect to indemnification payments that it may make to such directors and officers.

New Cushman & Wakefield intends to enter into indemnification agreements with its directors. These agreements will require New Cushman & Wakefield to indemnify these individuals to the fullest extent permitted under Bermuda law against liabilities that may arise by reason of their service to New Cushman & Wakefield, and to advance expenses incurred as a result of any proceeding against them as to which they could be indemnified.

Item 16. Financial Statements and Exhibits.

Exhibit No.	Exhibit Description

3.1	Memorandum of Association of Cushman & Wakefield Ltd. (incorporated by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K 12B, filed with the Commission on November 28, 2025)

3.2	Bye-Laws of the Registrant adopted by Old Cushman & Wakefield shareholders on November 27, 2025 (incorporated by reference to Exhibit 3.2 to the Registrant’s Current Report on Form 8-K 12B, filed with the Commission on November 28, 2025)

4.1	Description of Registrant’s Securities (incorporated by reference to Exhibit 4.1 to the Registrant’s Current Report on Form 8-K 12B, filed with the Commission on November 28, 2025)

5.1*	Opinion of Appleby (Bermuda) Limited

23.1*	Consent of KPMG LLP, Independent Registered Public Accounting Firm

23.2	Consent of Appleby (Bermuda) Limited (filed as part of Exhibit 5.1)

24.1	Powers of attorney (included on the signature pages of this Amendment)

*	Filed herewith.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Amendment to be signed on its behalf by the undersigned, thereunto duly authorized, in New York, New York on December 8, 2025.

CUSHMAN & WAKEFIELD LTD.

/s/ Michelle MacKay
By: Michelle MacKay
Title: Chief Executive Officer

POWER OF ATTORNEY

Each officer and director of New Cushman & Wakefield whose signature appears below constitutes and appoints Michelle MacKay as his or her true and lawful attorney-in-fact and agent, with full power of substitution and revocation, for him or her and in his or her name, place and stead, in any and all capacities, to execute any or all amendments including any post-effective amendments and supplements to the Registration Statement, and any additional Registration Statement filed pursuant to Rule 462(b), and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Amendment has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Michelle MacKay	Chief Executive Officer and Director	December 8, 2025
Michelle MacKay	(Principal Executive Officer and Authorized Representative in the United States)

/s/ Neil Johnston	Chief Financial Officer	December 8, 2025
Neil Johnston	(Principal Financial Officer)

/s/ Laurida Sayed	Chief Accounting Officer	December 8, 2025
Laurida Sayed	(Principal Accounting Officer)

/s/ Michelle Felman	Director	December 8, 2025
Michelle Felman

/s/ Jennifer McPeek	Director	December 8, 2025
Jennifer McPeek

/s/ Timothy Wennes	Director	December 8, 2025
Timothy Wennes

/s/ Jodie Watt McLean	Director	December 8, 2025
Jodie Watt McLean

/s/ Billie Williamson	Director	December 8, 2025
Billie Williamson

/s/ Susan Daimler	Director	December 8, 2025
Susan Daimler

/s/ Stephen Plavin	Director	December 8, 2025
Stephen Plavin

/s/ Angela Sun	Director	December 8, 2025
Angela Sun

/s/ Rajesh Vennam	Director	December 8, 2025
Rajesh Vennam